Exhibit 16.1

March 14, 2008

Securities and Exchange Commission

100 F Street, N. E.

Washington, D. C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The AES Corporation’s Form 8-K dated March 14, 2008, and have the following comments:

1.     We agree with the statements made in the first through fourth paragraphs.

2.     We have no basis upon which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP